Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Announces Quarterly Dividend Payment and
Fourth Quarter Charges
Fourth Quarter and Full-Year 2008 Earnings Conference
Call Date Scheduled
FOOTHILL RANCH, Calif. — January 15, 2009 — Kaiser Aluminum Corporation (NASDAQ:KALU) today announced that its Board of Directors has declared a quarterly cash dividend payment of $0.24 per share on the Company’s outstanding common stock. This dividend will be payable on February 13, 2009 to shareholders of record at the close of business on January 26, 2009.
The Company also announced that it expects to report significant fourth quarter non-run-rate and predominately non-cash charges related to the following:
•	Mark-to-market losses on hedging transactions;

•	A lower-of-cost or-market adjustment to inventory driven by the significant decline in metal prices;

•	The impairment of its 49% equity interest in Anglesey Aluminium (“Anglesey”) as a result of the expected full curtailment of Anglesey’s smelting operations at the end of September 2009 when its current power contract expires; and

•	Restructuring charges related to the recently announced closure of the Tulsa, Okla. facility as well as reductions at the Bellwood, Va. facility.
The combined total of the predominantly non-cash charges is expected to be approximately $185 million pretax, subject to final audit. Approximately, $135 million of these pretax charges is primarily related to the decline in metal prices. The Company expects to report a net loss for the fourth quarter and full year 2008 as a result of these combined charges.
Due to these charges and resulting net income impact, Kaiser’s revolving credit agreement precluded additional share repurchases and the payment of its normal quarterly dividend due to a limitation based on net earnings (measured on a GAAP basis). As a result, the Company amended its revolving credit agreement to permit continued quarterly dividend payments with the requirement that it maintains availability in excess of $100 million under the revolving credit facility. The amendment also prohibits future share repurchases without lender approval and increases fees and borrowing costs of the revolving credit facility. The Company continues to generate strong cash flow that supports the ongoing dividend while maintaining sufficient liquidity and ample availability under its $265 million revolving credit facility.
Additional information will be provided with release of the Company’s fourth quarter and full year 2008 financial and operating results on Tuesday, February 17, 2009 after the market closes. Kaiser Aluminum will host its quarterly conference call on Wednesday, February 18, 2009 at:

10:00 a.m. Pacific
12:00 p.m. Central
1:00 p.m. Eastern
The conference call can be directly accessed at (877) 719-9795 or through the Company’s Web site at http://www.kaiseraluminum.com. An audio archive will be available on the Company’s Web site following the call.
Kaiser Aluminum, headquartered in Foothill Ranch, Calif., is a leading producer of fabricated aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company’s North American facilities annually produce more than 500 million pounds of value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the company was founded in 1946. The Company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.
This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) changes in economic or aluminum industry business conditions generally, including supply, demand and credit conditions; (b) changes in the markets served by the company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the company; (c) continued volatility in underlying commodity prices and currency values and changes in the associated costs and margin requirements resulting from changes in commodity prices and currency values; (d) the ability of the company’s lenders to continue to meet their respective funding commitments under the company’s revolving credit facility; (e) the company’s ability to effectively address future energy related costs and existing operating inefficiencies through surcharges and other initiatives; (f) the company’s ability to meet contractual commitments and obligations to supply products meeting required specifications; (g) customer and counterparty performance; (h) uncertainty with respect to the future operation of Anglesey; (i) changes in accounting that may affect the company’s reported earnings, operating income or results; (j) completion of the audit of the company’s financial statements as of and for the year ended December 31, 2008 by the company’s independent registered public accountants; and (k) other risk factors summarized in the company’s reports filed with the Securities and Exchange Commission, including the company’s Form 10-K for the year ended December 31, 2007. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
Investor Relations Contacts:
Melinda C. Ellsworth
Kaiser Aluminum
(949) 614-1757
Public Relations Contact:
Geoff Mordock
Fleishman-Hillard
(323) 762-1818